Exhibit 99.1

Newfield Exploration Reports First Quarter 2017 Results

The Woodlands, Texas — May 2, 2017 — Newfield Exploration Company (NYSE: NFX) today announced first quarter 2017 unaudited financial and operating results. Additional details can be found in the Company’s @NFX publication, located on its website.

Newfield plans to host a conference call at 10 a.m. CDT on May 3, 2017. To listen to the call, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 719-325-2142 and provide conference code 9380687 at least 10 minutes prior to the scheduled start time.

Year-to-date 2017 Highlights

•                  First quarter 2017 net production exceeded the mid-point of domestic and international guidance ranges.

•                  Domestic net production was nearly 139,000 BOEPD (40% oil and 60% liquids), exceeding the mid-point of original guidance by approximately 6,000 BOEPD.

•                  Consolidated net production was approximately 146,000 BOEPD (43% oil and 62% liquids), compared to the mid-point of original quarterly guidance of approximately 140,000 BOEPD.

•                  The Company today increased its full-year 2017 production and capital investment outlooks.

•                  The mid-point for 2017 domestic guidance was raised more than 4,500 BOEPD to 148,600 BOEPD (original guidance: 144,000 BOEPD). The Company now estimates that its year-over-year domestic production growth, adjusted for prior-year asset sales, will be approximately 7%.

•                  The mid-point estimate for 2017 total company production was raised more than 5,000 BOEPD and is now approximately 155,100 BOEPD (original guidance: 149,850 BOEPD).

•                  The Company raised its mid-point estimate for fourth quarter average domestic production by approximately 5,000 BOEPD to 160,000 BOEPD (original guidance: 155,000 BOEPD).

•                  The Company’s 2017 capital budget was increased to approximately $1.1 billion (original guidance: $1 billion), excluding capitalized interest and direct internal costs of approximately $125 million. The increase primarily relates to greater operated activity levels to build on recent successes through drilling and enhanced completions, optimization of plans related to full-field development and incremental industry activity in areas around Newfield’s drilling programs.

•                  In 2017, Newfield has allocated about $100 million to test prospective horizons on its existing acreage. In the Anadarko Basin, this program has been named “SCORE” (Sycamore, Caney, Osage, Resource Expansion). Newfield is encouraged by initial early SCORE results and plans to share more information later this year as drilling results from a larger number of wells are known.

•                  Newfield had no incremental borrowings during the first quarter of 2017. The Company currently has approximately $500 million of cash on hand.

•                  Enhanced completions are today yielding superlative well results in all areas of operation. Recent highlights include:

•                  In STACK, Newfield has now completed 15 wells with new upsized completions of 2,100 pounds per foot of proppant and 2,100 gallons per foot of liquids. Utilizing early data from 13 wells with 60 days of production history, the wells are outperforming the Company’s 1.1 MMBOE estimated average type curve by approximately 45%. The Burgess was a record STACK well announced during the quarter. After 60 days, cumulative production from the Burgess well is significantly exceeding the estimated STACK type curve, adjusted for lateral length.

•                  In the Williston Basin, Newfield’s enhanced completions are yielding well performance significantly above historic type curves. The Company recently completed three wells (two Middle Bakken and one Three Forks), in our Lost Bridge Federal area located in Dunn County, North Dakota. The wells achieved an average 30-day production rate of 2,445 BOEPD (75% oil). These SXL wells were completed with an average of 10 million pounds of sand per well for an average completed well cost of about $6.1 million, including facilities. The Lost Bridge Federal and other recent completions, helped to increase first quarter 2017 average Williston Basin production 12% over the fourth quarter of 2016.

•                  Signed agreement with Enable Midstream Partners for 205,000 dekatherms per day of natural gas transport capacity in the Anadarko Basin by late 2018. Agreement expands on our existing agreements in the basin for gathering, processing and takeaway capacity to help ensure Newfield’s future growth outlook.

“As you can see from our first quarter results, we are off to a great start in 2017 and building momentum that should carry into 2018 and beyond,” said Lee K. Boothby, Newfield Chairman, President and CEO. “We remain confident that our near-term business plan is aligned with today’s market realities. Our plan was carefully constructed to achieve several important objectives... to set the organization on a course to balance investments with cash flow while sustainably delivering double-digit production growth in the future, advance our learning curve in STACK through enhanced completions and initial infill drilling on multi-well pads, assess our SCORE program which includes several liquids-rich targets on our acreage and timely identify and mitigate potential bottlenecks to future development plans.”

First Quarter 2017 Financial and Production Summary

For the first quarter, the Company recorded net income of $147 million, or $0.73 per diluted share (all per share amounts are on a diluted basis). After adjusting for the effect of unrealized derivative gains during the period, net income would have been $114 million, or $0.57 per share.

Revenues for the first quarter were $417 million. Net cash provided by operating activities was $167 million. Discretionary cash flow from operations was $243 million.

Newfield’s total net production in the first quarter of 2017 was 145,978 BOEPD, comprised of 43% oil, 19% natural gas liquids and 38% natural gas. Domestic production in the first quarter was 138,833 BOEPD, comprised of 40% oil, 20% natural gas liquids and 40% natural gas.

2017e Production, Cost and Expense Guidance

	Domestic	China	Total
Production
Oil %	41%	100%	44%
NGLs %	19%	—	18%
Natural Gas %	40%	—	38%
Total (mboepd)(1)	143.4 – 153.8	6.0 – 7.0	149.4 – 160.8

Expenses ($/boe)(2)
LOE(3)	$3.44	$15.85	$3.98
Transportation(4)	5.59	—	5.35
Production & other taxes	1.05	0.15	1.01

General & administrative (G&A), net	$3.40	$3.35	$3.40
Interest expense, gross	—	—	2.64

Capitalized interest and direct internal costs	—	—	$(2.18)
Effective Tax rate(5)	0 – 5%	15 – 20%	5 – 10%

(1)Total Company and China volumes assume mid-year 2017 Bohai Bay divestiture close

(2)Cost and expenses are expected to be within 5% of the estimates above

(3)Total LOE includes recurring, major expense and non E&P operating expenses

(4)2017e transportation / processing fees include ~$52 million Arkoma unused firm gas transportation and ~$37 million Uinta oil and gas delivery shortfall fees

(5)Estimated China tax rate reflects a 25% taxation in-country

2Q17e Production, Cost and Expense Guidance

	Domestic	China	Total
Production
Oil %	40%	100%	44%
NGLs %	19%	—	18%
Natural Gas %	41%	—	38%
Total (mboepd)	134.1 – 140.1	8.5 – 9.0	142.6 – 149.1

Expenses ($/boe)(1)
LOE(2)	$3.66	$16.69	$4.45
Transportation(3)	5.83	—	5.48
Production & other taxes	1.09	0.14	1.03

General & administrative (G&A), net	$3.86	2.88	$3.81
Interest expense, gross	—	—	2.81

Capitalized interest and direct internal costs	—	—	$(2.34)
Effective Tax rate(4)	0 – 5%	20 – 25%	5 – 10%

(1)Cost and expenses are expected to be within 5% of the estimates above

(2)Total LOE includes recurring, major expense and non E&P operating expenses

(3)2Q17e transportation / processing fees include ~$13 million Arkoma unused firm gas transportation and ~$9 million Uinta oil and gas delivery shortfall fees

(4)Estimated China tax rate reflects a 25% taxation in-country

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. Our U.S. operations are onshore and focus primarily on large scale liquids-rich resource plays. Our principal areas of operation are the Anadarko and Arkoma basins of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. We also have oil producing assets offshore China.

**This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “forecast,” “outlook,” “could,” “budget,” “objectives,” “strategy,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “guidance,” “potential” or other similar expressions are intended to identify forward-looking statements. Other than historical facts included in this release, all information and statements, including but not limited to information regarding planned capital expenditures, estimated reserves, estimated production targets, drilling and development plans, the timing of production, planned capital expenditures, and other plans and objectives for future operations, are forward-looking statements.  Although, as of the date of this release, Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including but not limited to commodity prices, drilling results, our liquidity and the availability of capital resources, operating risks, industry conditions, U.S. and China governmental regulations, financial counterparty risks, the prices of goods and services, the availability of drilling rigs and other support services, our ability to monetize assets and repay or refinance our existing indebtedness, labor conditions, severe weather conditions, new regulations or changes in tax or environmental legislation, environmental liabilities not covered by indemnity or insurance, legislation or regulatory initiatives intended to address seismic activity, and other operating risks. Please see Newfield’s 2016 Annual Report on Form 10-K,  Q1 2017 Quarterly Report on Form 10-Q and subsequent public filings, all filed with the U.S. Securities and Exchange Commission (SEC), for a discussion of other factors that may cause actual results to vary. Unpredictable or unknown factors not discussed in this press release or in Newfield’s SEC filings could also have material adverse effects on Newfield’s actual results as compared to its anticipated results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: IR@newfield.com

1Q17 Actual Results	Domestic	China	Total

Production/Liftings(1)
Crude oil and condensate (MMBbls)	5.0	0.6	5.6
Natural gas (Bcf)	30.3	—	30.3
NGLs (MMBbls)	2.5	—	2.5
Total (MMBOE)	12.5	0.6	13.1

Average Realized Prices(2)(3)
Crude oil and condensate (per Bbl)	$51.15	$53.21	$51.38
Natural gas (per Mcf)	2.72	—	2.72
NGLs (per Bbl)	27.03	—	27.03
Crude oil equivalent (per BOE)	$32.53	$53.21	$33.55

Operating Expenses:(3)
Lease operating (in millions)
Recurring	$42	$8	$50
Major (workovers, etc.)	$6	$—	$6

Lease operating (per BOE)
Recurring	$3.46	$12.12	$3.89
Major (workovers, etc.)	$0.47	$0.23	$0.46

Transportation and processing (in millions)	$72	$—	$72
per BOE	$5.81	$—	$5.52

Production and other taxes (in millions)	$14	$—	$14
per BOE	$1.10	$0.24	$1.06

General and administrative (G&A), net (in millions)	$46	$1	$47
per BOE	$3.70	$2.06	$3.62

Capitalized direct internal costs (in millions)			$(17)
per BOE			$(1.32)

Other operating expenses (income), net (in millions)			$1
per BOE			$0.09

Interest expense (in millions)			$38
per BOE			$2.89

Capitalized interest (in millions)			$(16)
per BOE			$(1.20)

Other non-operating (income) expense (in millions)			$(2)
per BOE			$(0.17)

(1)         Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in operations of 0.9 Bcf during the three months ended March 31, 2017.

(2)         Average realized prices include the effects of derivative contracts. Excluding these effects, the average realized price for domestic and total natural gas would have been $2.93 per Mcf and the average realized price for our domestic and total crude oil and condensate would have been $45.97 per barrel and $46.79 per barrel, respectively. We did not have any derivative contracts associated with our NGL or China production as of March 31, 2017.

(3)         All per unit pricing and expenses exclude natural gas produced and consumed in operations.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$469	$555
Short-term investments	25	25
Derivative assets	52	75
Other current assets	319	294
Total current assets	865	949

Oil and gas properties, net (full cost method)	3,294	3,140
Derivative assets	2	—
Other assets	227	223
Total assets	$4,388	$4,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Derivative liabilities	$46	$97
Other current liabilities	537	587
Total current liabilities	583	684

Other liabilities	65	63
Derivative liabilities	—	3
Long-term debt	2,432	2,431
Asset retirement obligations	160	154
Deferred taxes	48	39
Total long-term liabilities	2,705	2,690

Stockholders’ equity:
Common stock, treasury stock and additional paid-in capital	3,220	3,205
Accumulated other comprehensive gain (loss)	(2)	(2)
Retained earnings (deficit)	(2,118)	(2,265)
Total stockholders’ equity	1,100	938
Total liabilities and stockholders’ equity	$4,388	$4,312

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended
	March 31,
	2017	2016

Oil, gas and NGL revenues	$417	$284

Operating expenses:
Lease operating	56	61
Transportation and processing	72	63
Production and other taxes	14	10
Depreciation, depletion and amortization	106	177
General and administrative	47	44
Ceiling test and other impairments	—	506
Other	1	1
Total operating expenses	296	862

Income (loss) from operations	121	(578)

Other income (expense):
Interest expense	(38)	(41)
Capitalized interest	16	9
Commodity derivative income (expense)	53	(17)
Other, net	2	1
Total other income (expense)	33	(48)

Income (loss) before income taxes	154	(626)

Income tax provision (benefit)	7	(2)
Net income (loss)	$147	$(624)

Earnings (loss) per share:
Basic	$0.74	$(3.52)
Diluted	$0.73	$(3.52)

Weighted-average number of shares outstanding for basic earnings (loss) per share	199	177

Weighted-average number of shares outstanding for diluted earnings (loss) per share	200	177

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$147	$(624)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	106	177
Deferred tax provision (benefit)	9	—
Stock-based compensation	12	8
Unrealized (gain) loss on derivative contracts	(33)	99
Ceiling test and other impairments	—	506
Other, net	2	4
	243	170
Changes in operating assets and liabilities	(76)	(98)
Net cash provided by (used in) operating activities	167	72

Cash flows from investing activities:
Additions to and acquisitions of oil and gas properties and other	(246)	(278)
Proceeds (purchase price adjustments) from sales of oil and gas properties	(5)	3
Net cash provided by (used in) investing activities	(251)	(275)

Cash flows from financing activities:
Net proceeds (repayments) of borrowings under credit arrangements	—	(39)
Proceeds from issuances of common stock, net	—	776
Other, net	(2)	(2)
Net cash provided by (used in) financing activities	(2)	735

Increase (decrease) in cash and cash equivalents	(86)	532
Cash and cash equivalents, beginning of period	555	5
Cash and cash equivalents, end of period	$469	$537

Explanation and Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income (Earnings Stated Without the Effect of Certain Items)

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts. This measure should not be considered an alternative to net income (loss) as defined by generally accepted accounting principles.

A reconciliation of earnings for the first quarter of 2017 stated without the effect of certain items to net income (loss) is shown below:

1Q17
(In millions)
Net Income (loss)	$147
Unrealized (gain) loss on derivative contracts	(33)
Earnings stated without the effect of the above items	114

Discretionary Cash Flow from Operations

Discretionary cash flow from operations represents net cash provided by operating activities before changes in operating assets and liabilities and is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities to discretionary cash flow from operations is shown below:

1Q17
(In millions)
Net cash provided by operating activities	$167
Net changes in operating assets and liabilities	76
Discretionary cash flow from operations	243